Registration No. 333-________
     As filed with the Securities and Exchange Commission on August 31, 1998


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             LASERSIGHT INCORPORATED
             (Exact name of registrant as specified in its charter)

             Delaware                                      65-0273162
  (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                    Identification Number)

                      3300 University Boulevard, Suite 140
                             Orlando, Florida 32792
                                 (407) 678-9900
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             LASERSIGHT INCORPORATED
          Amended and Restated Non-Employee Directors Stock Option Plan
                              (Full Title of Plan)
                              --------------------

      Mr. Gregory L. Wilson                               Copy to:
     Chief Financial Officer                         Mark L. Dosier, Esq.
     LaserSight Incorporated                   Sonnenschein Nath & Rosenthal
3300 University Boulevard, Suite 140                 8000 Sears Tower
     Orlando, Florida 32792                       Chicago, Illinois 60606
      (407) 678-9900                                  (312) 876-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)



                         CALCULATION OF REGISTRATION FEE

  Title of Each Class                                                           Proposed Maximum
  of Securities to be      Amount to be       Proposed Maximum Offering         Aggregate Offering           Amount of
      Registered          Registered (1)       Price per Share(2)                   Price (2             Registration Fee
      ----------          --------------       ------------------                   --------             ----------------

Common Stock, $.001           100,000                   $4.70                      $470,000                  $138.65
  par value(3)........        shares

(1) In the event of a stock split, stock dividend, or similar transaction involving the Common Stock of the Company, in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule
416.

(2) Estimated solely for purpose of calculating the registration fee pursuant to Rules 457(h)(1) and 457(c) under the Securities Act of 1933, as amended. Based on the average high and low prices reported for the Common Stock on The Nasdaq
Stock Market on August 28, 1998.

(3) Includes the associated preferred stock purchase rights (the "Rights") to purchase one one-thousandth of a share of Series E Junior Participating
Preferred  Stock. The Rights initially are attached to and trade with the Common
Stock of the Registrant. The value attributable to such Rights, if any, is reflected in the offering price of the Common Stock.


                                EXPLANATORY NOTE

         This Registration Statement on Form S-8 ("Registration Statement") registers 100,000 additional shares of common stock of LaserSight Incorporated (the "Company"), par value $.001 per share, including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of July 2, 1998, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Common Stock"), for issuance pursuant to awards granted under the Company's Amended and Restated Non-Employee Directors Stock Option Plan. As permitted by General Instruction E to Form S-8, the contents of an earlier Registration Statement on Form S-8 in respect of the Company's Non-Employee Directors Stock Option Plan, as filed with the Securities and Exchange Commission (the "Commission") on November 26, 1996, Registration No. 333-16817, are hereby incorporated herein by reference, except as otherwise updated or modified by this Registration Statement.

                                    Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:  Incorporation of Documents by Reference

         The following documents filed with the Commission by the Company (File No. 0-19671) are incorporated in this Registration Statement by reference:

  1. Annual Report on Form 10-K for the year ended December 31, 1997, as amended by a Form 10-K/A filed on April 29, 1998;

  2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, as amended by the Form 10-Q/A filed on August 19, 1998;

  3. Current Reports on Form 8-K filed on January 2, January 14, January 20, January 22, February 17, February 27, March 13, March 16, March 18, June 8, June 16, June 25, July 8, and August 4, 1998; and

  4. The description of the Common Stock contained in the Company's Registration Statement on Form S-3, as amended, (Reg. No. 333-59369) initially filed with the Commission on July 17, 1998.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law ("DGCL"), inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys'
fees) actual and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct. The Company's Certificate of Incorporation ("Charter") provides that directors and officers shall be indemnified as described above in this paragraph to the fullest extent permitted by the DGCL; provided, however, that any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person shall be indemnified only if such proceeding (or part thereof) was authorized by the board of directors of the Company.

         Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

         The Charter provides that, to the fullest extent permitted by the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary as a director. Section 102(b)(7) of the DGCL currently provides that such provisions do not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL), or (iv) for any transaction from which the director derived an improper personal benefit.

         Reference is made to the Charter and By-laws  filed as Exhibits 4.1 and
4.2 hereto, respectively.

         The Company maintains directors' and officers' liability insurance policies covering certain liabilities of persons serving as officers and directors and providing reimbursement to the Company for its indemnification of such persons.

Item 8:  Exhibits

         The exhibit index set forth on page II-4 of this Registration Statement is hereby incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, this 31st day of August, 1998.

                                                    LASERSIGHT INCORPORATED

                                      By:  /s/ Gregory L. Wilson
                                          --------------------------------------

                                      Gregory L. Wilson, Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Michael R. Farris*                                           August 31, 1998
------------------------------------------------
Michael R. Farris, President, Chief Executive
Officer, and Director

/s/ Francis E. O'Donnell, Jr., M.D.*                             August 31, 1998
-------------------------------------------------
Francis E. O'Donnell, Jr., M.D., Chairman of the
Board and Director

/s/ J. Richard Crowley*                                          August 31, 1998
-------------------------------------------------
J. Richard Crowley, Director

/s/ Terry A. Fuller, Ph.D.*                                      August 31, 1998
-------------------------------------------------
Terry A. Fuller, Ph.D., Director

/s/ Gary F. Jonas*                                               August 31, 1998
-------------------------------------------------
Gary F. Jonas, Director

/s/ Richard C. Lutzy*                                            August 31, 1998
-------------------------------------------------
Richard C. Lutzy, Director

/s/ David T. Pieroni*                                            August 31, 1998
------------------------------------------------
David T. Pieroni, Director

/s/ Thomas Quinn*                                                August 31, 1998
------------------------------------------------
Thomas Quinn, Director

/s/ Juliet Tammenoms Bakker*                                     August 31, 1998
------------------------------------------------
Juliet Tammenoms Bakker, Director

/s/ Gregory L. Wilson                                            August 31, 1998
------------------------------------------------
Gregory L. Wilson, Chief Financial Officer
(Principal financial and accounting officer)
         ___________________

*/   By: /s/ Gregory L. Wilson
`    ----------------------------------------
     (Gregory L. Wilson, as Attorney-in-Fact)

                                INDEX TO EXHIBITS

Exhibit
 No.                               Description

 4.1 Certificate of Incorporation (incorporated by reference to Exhibit 1 to the Form 8-A/A (Amendment No. 4) filed by the Company on June 25, 1998).
 4.2 By-laws (incorporated by reference to Exhibit 3 to the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 1992 filed by the Company on March 31, 1993).
 4.3 Rights Agreement, dated as of July 2, 1998, between LaserSight Incorporated and American Stock Transfer & Trust Company, as Rights Agent, which includes (i) as Exhibit A thereto the form of Certificate of Designation of the Series E Junior Participating Preferred Stock, (ii) as Exhibit B thereto the form of Right certificate (separate certificates for the Rights will not be issued until after the Distribution Date) and (iii) as Exhibit C thereto the Summary of Stockholder Rights Agreement. (incorporated by reference to Exhibit 99.1 to the Form 8-K filed by the Company on July 8,
     1998).
 5.1 Opinion of Sonnenschein Nath & Rosenthal.
23.1 Consent of KPMG Peat  Marwick  LLP.
23.2 Consent of Sonnenschein Nath & Rosenthal (included in Exhibit 5.1).
24.1 Powers of Attorney.